Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Fourth-Quarter Results
and Provides 2016 Guidance

Positive momentum continues in Foodservice; Crane operations stabilizing;
Activities continue for planned business separation in Q1 2016

MANITOWOC, WI. - January 28, 2016 - The Manitowoc Company, Inc. (NYSE: MTW) today reported fourth-quarter 2015 sales of $934.8 million, a decrease of 9.9 percent, compared to sales of $1.0 billion in the fourth quarter of 2014. On a GAAP basis, the company reported net earnings of $43.8 million, or $0.32 per diluted share, in the fourth quarter versus net earnings of $33.6 million, or $0.25 per diluted share, in the fourth quarter of 2014. Both periods included special items. Excluding special items, the adjusted earnings from continuing operations were $59.7 million, or $0.43 per diluted share, in the fourth quarter of 2015, versus adjusted earnings from continuing operations of $37.5 million, or $0.27 per diluted share, in the fourth quarter of 2014.
For the full-year of 2015, sales were $3.4 billion, an 11.6 percent decrease, from $3.9 billion in 2014. GAAP net income for 2015 was $63.5 million, or $0.46 per share, versus GAAP net income of $144.5 million, or $1.05 in the prior year. Excluding the special items described in the reconciliation below, adjusted earnings from continuing operations in 2015 were $96.8 million, or $0.70 per share, versus adjusted earnings from continuing operations of $159.2 million, or $1.16 per share in 2014.
Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and year-to-date periods is provided later in this press release.
“From a sales perspective, our Foodservice segment delivered mid-single digit sales growth in the quarter. Leverage from higher sales and excellent progress in executing Foodservice’s previously announced profitability initiatives drove a significant improvement in operating margins. Our Cranes business performed as expected during the fourth quarter. While orders improved sequentially from the third quarter, sales continue to be impacted by tepid customer demand. However, the benefits of cost control actions are beginning to take hold to improve overall profitability,” commented Kenneth W. Krueger, Manitowoc’s chairman and interim chief executive officer.
“While we continue to push forward with our spin-off activities, the recent weakness in the credit markets has put pressure on our timeline. However, we continue to target completion of the spin-off of our Foodservice business in the first quarter of 2016,” Krueger added.
Foodservice Segment Results
Fourth-quarter 2015 net sales for Foodservice were up 4.7 percent, to $391.7 million from $374.2 million in the fourth quarter of 2014. Continued strength in cold-side products and KitchenCare were the primary growth drivers, while hot-side sales are recovering and large-chain spending is firming.
Foodservice operating earnings for the fourth quarter of 2015 were $72.7 million versus $48.3 million for the fourth quarter of 2014. This produced an operating margin of 18.6 percent in Foodservice for the fourth quarter of 2015, compared to 12.9 percent for the fourth quarter of 2014. This was a 570 basis point year-over-year improvement and a 200 basis point sequential improvement over third-quarter 2015 results. The improvement was driven largely by the impact of the cost-saving initiatives, product line simplification, and stronger KitchenCare results.
For the full year, Foodservice revenues were stable at $1.6 billion, operating earnings were up 2.4 percent to $239.7 million, while the operating margin increased to 15.3 percent compared to 14.8 percent in the prior year.
“We are pleased with the improved performance in Foodservice,” said Hubertus Muehlhaeuser, president and chief executive officer of Manitowoc Foodservice. “During the quarter, we delivered improved financial results driven by the actions we’ve taken over the past twelve months, as well as the announced initiatives to simplify and right-size our business.”
Crane Segment Results
Fourth-quarter 2015 net sales in Cranes were down 18.1 percent, to $543.1 million, versus $663.2 million in the fourth quarter of 2014. The decline was largely attributable to continuing weakness in rough-terrain cranes and boom trucks due to declining oil prices and its impact across energy-related end markets. This was partially offset by strength in crawler cranes driven by accelerating shipments of our VPC technology. In addition, tower cranes continue to see solid demand from improving residential and commercial construction markets, particularly in Europe.
Crane operating earnings for the fourth quarter of 2015 were $24.1 million, down from $45.3 million in the same period last year. This resulted in an operating margin of 4.4 percent for the fourth quarter of 2015 versus 6.8 percent for the fourth quarter of 2014, and 1.0 percent in the third quarter of 2015. Year-over-year fourth-quarter 2015 margins were affected by lower absorption rates and pricing pressure exacerbated by currency headwinds, that were partially offset by the impact of cost reduction efforts. Sequential quarterly margin improvement was driven by volume gains and cost improvement.
For the full year, Crane revenue declined 19.1 percent to $1.9 billion, and operating earnings declined to $64.3 million versus $163.9 million in the prior-year period. Operating margins were 3.4 percent for the full year ended 2015 compared to 7.1 percent in 2014.
Crane backlog totaled $513 million as of December 31, 2015, down from the fourth-quarter 2014 backlog of $738 million. Fourth-quarter 2015 orders of $424 million increased 26 percent from the third quarter of 2015, representing a book-to-bill of 0.8 times.
“During the quarter, we saw pockets of better demand within our all-terrain category fueled by our new five-axle GMK5250L. However, the overall business remains challenged by an uncertain macro-economic environment,” stated Barry L. Pennypacker, president and chief executive officer of Manitowoc Cranes. “That said, in my first month at Manitowoc, I have had an opportunity to meet with many of our employees and customers. What I have found is a solid foundation centered around innovation and aftermarket support. There are, however, a number of areas that I believe need to be addressed to enhance our financial performance and position us to deliver profitable growth in any environment.”
Cash Flow
Cash flow from operating activities for the full year of 2015 was $98.0 million, driven by cash from profitability. Full-year capital expenditures totaled $68.1 million compared to $84.8 million for the full-year 2014.
2016 Guidance
The company is initiating separate full-year 2016 guidance in anticipation of the separation of the Crane and Foodservice businesses. This guidance is inclusive of each business’s portion of corporate costs, as well as dis-synergies associated with establishing two independent public companies. These costs are expected to be approximately $30 million in each business at an annual run-rate effective on the date of the separation. In addition, the guidance for Foodservice excludes the Kysor Panel business (KPS), which was divested on December 7, 2015 and generated approximately $122 million in sales and $12.8 million in operating earnings, which are included in 2015 results.
For the full-year 2016, Manitowoc Foodservice expects:

•	Organic Revenue - up 2% - 4% over 2015 net sales - as adjusted (excludes KPS);

•	Organic operating margin - between 16% and 17% (excludes KPS, includes corporate costs);

•	Depreciation - between $21 and $24 million;

•	Amortization expense - between $30 and $33 million; and

•	Capital expenditures - between $23 and $27 million.

“The full-year 2016 net sales outlook for Manitowoc Foodservice assumes continued momentum and progress in our efforts to simplify the business and drive margin improvement,” continued Muehlhaeuser. “Our revenue guidance reflects the absence of the Kysor Panel sales. On this basis, our revenue is expected to be up 2% to 4%. Also on this basis, our full-year 2016 operating margin outlook reflects continued margin expansion. It also includes the projected incremental 2016 benefit of all previously announced cost savings and margin improvement initiatives, as well as the estimated incremental costs associated with the spin-off of the Foodservice business.”
For the full-year 2016, Manitowoc Cranes expects:

•	Revenue - approximately flat;

•	Operating margin - approximately 4%;

•	Depreciation - between $45 and $50 million;

•	Amortization expense - between $3 and $4 million; and

•	Capital expenditures - approximately $55 - $65 million.
“The full-year 2016 net sales outlook for Manitowoc Cranes assumes no improvement in the global economic backdrop, but modest stabilization in demand. The full-year 2016 operating margin outlook incorporates the incremental corporate expenses Cranes will assume post-spin, offset by the cost optimization efforts we will continue to undertake,” concluded Pennypacker.

About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with 80 manufacturing, distribution, and service facilities in 25 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. Manitowoc is also one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 23 market-leading brands of hot- and cold-focused equipment. In addition, both segments are complemented by a slate of industry-leading product support services. In 2015, Manitowoc’s revenues totaled $3.4 billion, with approximately half of these revenues generated outside of the United States.
Forward-looking Statements
This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•
The ability to complete the separation of the company’s Crane and Foodservice business and the impact of that separation on the company; including the risks relating to the company being able to operate effectively following the separation;

•	unanticipated changes in revenues, margins, costs, and capital expenditures;

•	the ability to significantly improve profitability;

•	the ability to direct resources to those areas that will deliver the highest returns;

•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•	the ability to focus on the customer, new technologies, and innovation;

•	the ability to focus and capitalize on product quality and reliability;

•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;

•	the ability to successfully execute product rationalization initiatives;

•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;

•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;

•	the ability to convert order and order activity into sales and the timing of those sales;

•	pressure of financing leverage;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•	changes in raw material and commodity prices;

•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	unexpected issues associated with the availability and viability of suppliers;

•	the risks associated with growth;

•	geographic factors and political and economic conditions and risks;

•	crude oil prices;

•	cyclicality of the construction industry;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Manitowoc;

•
unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies; changes in capex spending by large foodservice chains, and changes in demand for used lifting equipment and foodservice equipment;

•	unexpected costs in protecting our intellectual property;

•	global expansion of customers;

•	the replacement cycle of technologically obsolete cranes;

•	the ability of Manitowoc's customers to receive financing;

•
foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;

•
issues relating to the ability to timely and effectively execute on manufacturing strategies, including issues relating to new plant start-ups, plant closings, and/or consolidations of existing facilities and operations;

•	the ability to retain our executive management team and to attract qualified new personnel;

•	issues related to workforce reductions and subsequent rehiring;

•	work stoppages, labor negotiations, labor rates, and temporary labor costs;

•	growth or general and administrative expenses, including health care and postretirement costs;

•	government approval and funding of projects and the effect of government-related issues or developments;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, joint ventures, and other strategic alternatives;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;

•	unanticipated issues affecting the effective tax rate for the year;

•	unanticipated changes in the capital and financial markets;

•	changes in the interest rate environment;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our future debt obligations;

•	risks related to actions of activist shareholders;

•	changes in laws throughout the world;

•	natural disasters disrupting commerce in one or more regions of the world;

•	risks associated with data security and technological systems and protections;

•	acts of terrorism; and

•	risks and other factors cited in Manitowoc's filings with the United States Securities and Exchange Commission.
Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
For more information:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2015 and 2014
(In millions, except share data)
INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$934.8	$1,037.4	$3,435.8	$3,886.5
Cost of sales	712.3	797.3	2,602.6	2,906.0
Gross profit	222.5	240.1	833.2	980.5
Engineering, selling and administrative expenses	139.9	157.1	587.6	636.0
Asset impairments	24.4	1.1	24.4	1.1
Restructuring expense	12.4	4.3	14.0	9.0
Separation expense	19.6	—	39.4	—
Amortization expense	8.6	8.7	34.4	35.1
Other	0.4	0.4	0.9	0.5
Operating earnings	17.2	68.5	132.5	298.8
Amortization of deferred financing fees	(1.0)	(1.1)	(4.2)	(4.4)
Interest expense	(24.7)	(24.9)	(97.0)	(94.0)
Loss on debt extinguishment	(0.2)	(0.2)	(0.2)	(25.5)
Other income (expense) - net	21.1	(3.9)	25.5	(5.5)
Earnings from continuing operations before taxes on income	12.4	38.4	56.6	169.4
(Benefit) provision for taxes on income	(31.3)	4.9	(6.7)	8.6
Earnings from continuing operations	43.7	33.5	63.3	160.8
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	0.1	0.1	0.2	(1.4)
Loss on sale of discontinued operations, net of income taxes	—	—	—	(11.0)
Net earnings	43.8	33.6	63.5	148.4
Less: net earnings attributable to noncontrolling interests	—	—	—	3.9
Net earnings attributable to Manitowoc	$43.8	$33.6	$63.5	$144.5
Amounts attributable to the Manitowoc common shareholders:
Earnings from continuing operations	$43.7	$33.5	$63.3	$156.5
Earnings (loss) from discontinued operations, net of income taxes	0.1	0.1	0.2	(1.0)
Loss on sale of discontinued operations, net of income taxes	—	—	—	(11.0)
Net earnings attributable to Manitowoc	$43.8	$33.6	$63.5	$144.5
BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.32	$0.25	$0.47	$1.16
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.01)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.08)
BASIC EARNINGS PER SHARE	$0.32	$0.25	$0.47	$1.07
DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.32	$0.24	$0.46	$1.14
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.01)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.08)
DILUTED EARNINGS PER SHARE	$0.32	$0.25	$0.46	$1.05
AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	136,192,245	135,323,941	136,036,192	134,934,892
Average Shares Outstanding - Diluted	137,504,305	136,998,722	137,433,815	137,351,309

SEGMENT SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales from continuing operations:
Cranes and related products	$543.1	$663.2	$1,865.7	$2,305.2
Foodservice equipment	391.7	374.2	1,570.1	1,581.3
Total	$934.8	$1,037.4	$3,435.8	$3,886.5
Operating earnings (loss) from continuing operations:
Cranes and related products	$24.1	$45.3	$64.3	$163.9
Foodservice equipment	72.7	48.3	239.7	234.0
General corporate expense	(14.2)	(10.6)	(58.4)	(53.4)
Asset impairments	(24.4)	(1.1)	(24.4)	(1.1)
Restructuring expense	(12.4)	(4.3)	(14.0)	(9.0)
Separation expense	(19.6)	—	(39.4)	—
Amortization	(8.6)	(8.7)	(34.4)	(35.1)
Other	(0.4)	(0.4)	(0.9)	(0.5)
Total	$17.2	$68.5	$132.5	$298.8

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2015 and 2014
(In millions)

BALANCE SHEET

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and temporary investments	$63.4	$68.0
Restricted cash	17.5	23.7
Accounts receivable - net	219.5	227.4
Inventories - net	598.5	644.5
Deferred income taxes	—	71.3
Other current assets	114.7	144.6
Current assets held for sale	—	6.6
Total current assets	1,013.6	1,186.1
Property, plant and equipment - net	527.0	591.0
Intangible assets - net	1,791.1	1,912.8
Other long-term assets	108.0	126.2
Long-term assets held for sale	9.2	0.5
TOTAL ASSETS	$3,448.9	$3,816.6
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$707.9	$807.4
Short-term borrowings	67.6	80.3
Customer advances	13.3	21.3
Product warranties	70.3	77.7
Product liabilities	24.5	24.6
Total current liabilities	883.6	1,011.3
Long-term debt	1,346.0	1,443.2
Other non-current liabilities	399.8	538.0
Stockholders’ equity	819.5	824.1
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,448.9	$3,816.6

CASH FLOW SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net earnings attributable to Manitowoc	$43.8	$33.6	$63.5	$144.5
Non-cash adjustments	0.3	34.5	93.8	120.8
Changes in operating assets and liabilities	127.7	169.5	(59.5)	(159.9)
Net cash provided by operating activities of continuing operations	171.8	237.6	97.8	105.4
Net cash provided by (used for) operating activities of discontinued operations	0.1	0.1	0.2	(7.1)
Net cash provided by operating activities	171.9	237.7	98.0	98.3
Business acquisitions, net of cash acquired	(5.3)	—	(5.3)	—
Capital expenditures	(26.6)	(26.9)	(68.1)	(84.8)
Restricted cash	2.2	1.2	4.8	(11.6)
Proceeds from sale of business	78.2	—	78.2	—
Proceeds from sale of fixed assets	1.0	4.0	7.3	12.8
(Payments) proceeds from borrowings - net	(223.6)	(223.3)	(100.5)	1.6
Proceeds (payments) on receivable financing - net	0.6	14.5	(9.4)	(0.3)
Dividends paid	(10.9)	(10.8)	(10.9)	(10.8)
Stock options exercised	3.9	0.7	7.9	25.9
Debt issuance costs	—	(0.2)	—	(5.2)
Net cash used for financing activities of discontinued operations	—	—	—	(7.2)
Effect of exchange rate changes on cash	(3.2)	(3.7)	(6.6)	(5.6)
Net (decrease) increase in cash and temporary investments	$(11.8)	$(6.8)	$(4.6)	$13.1

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the addback of certain restructuring charges, that are adjustments per the credit agreement definition. The company's trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of December 31, 2015 was $347.3 million. The reconciliation of net income attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net income attributable to Manitowoc	$63.5
Earnings from discontinued operations	(0.2)
Depreciation and amortization	104.3
Interest expense and amortization of deferred financing fees	101.2
Costs due to early extinguishment of debt	0.2
Restructuring expense	14.0
Separation expense	39.4
Income taxes	(6.7)
Pension and post-retirement	14.5
Stock-based compensation	12.2
Other	4.9
Adjusted EBITDA	$347.3

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net earnings attributable to Manitowoc	$43.8	$33.6	$63.5	$144.5
Special items, net of tax:
(Earnings) loss from discontinued operations	(0.1)	(0.1)	(0.2)	1.0
Loss on sale of discontinued operations	—	—	—	11.0
Early extinguishment of debt	0.1	0.1	0.1	16.6
Asset impairment	20.3	0.7	20.3	0.7
Restructuring expense	8.7	3.2	9.8	6.9
Separation expense	13.2	—	29.6	—
Tax expense on Chinese internal restructuring for separation	2.8	—	2.8	—
Gain on sale of KPS	(9.9)	—	(9.9)	—
Tax benefit on sale of KPS	(14.3)	—	(14.3)	—
Gain on acquisition of Thailand joint venture	(4.9)	—	(4.9)	—
Tax restructuring benefit	—	—	—	(25.8)
Forgiveness of loan to Manitowoc Dong Yue	—	—	—	4.3
Net earnings before special items	$59.7	$37.5	$96.8	$159.2

Diluted earnings per share	$0.32	$0.25	$0.46	$1.05
Special items, net of tax:
(Earnings) loss from discontinued operations	—	—	—	0.01
Loss on sale of discontinued operations	—	—	—	0.08
Early extinguishment of debt	—	—	—	0.12
Asset impairment	0.15	0.01	0.15	0.01
Restructuring expense	0.06	0.02	0.07	0.05
Separation expense	0.10	—	0.22	—
Tax expense on Chinese internal restructuring for separation	0.02	—	0.02	—
Gain on sale of KPS	(0.07)	—	(0.07)	—
Tax benefit on sale of KPS	(0.10)	—	(0.10)	—
Gain on acquisition of Thailand joint venture	(0.04)	—	(0.04)	—
Tax restructuring benefit	—	—	—	(0.19)
Forgiveness of loan to Manitowoc Dong Yue	—	—	—	0.03
Diluted earnings per share before special items	$0.43	$0.27	$0.70	$1.16

Adjusted Operating Earnings

In this release, the company refers to organic operating earnings for the foodservice segment. We believe that this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of divestitures. Operating earnings is defined as earnings from continuing operations before amortization.

THE MANITOWOC COMPANY, INC.
Foodservice Segment Organic Adjusted Sales and Organic Adjusted Operating Earnings
For the Three and Twelve Months Ended December 31, 2015 and 2014
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales - as reported	$391.7	$374.2	$1,570.1	$1,581.3
Less: Kysor Panel Systems sales	(23.2)	(28.2)	(122.1)	(121.3)
Organic net sales - as adjusted	368.5	346.0	1,448.0	1,460.0

Operating earnings from continuing operations - as reported	72.7	48.3	239.7	234.0
Less: Operating earnings from Kysor Panel Systems	(2.9)	(2.2)	(12.8)	(10.0)
Less: Separate company expenses	(7.5)	(7.5)	(30.0)	(30.0)
Organic operating earnings from continuing operations - as adjusted	62.3	38.6	196.9	194.0

Operating earnings margin - as reported	18.6%	12.9%	15.3%	14.8%
Operating earnings margin - as adjusted	16.9%	11.2%	13.6%	13.3%